a21 Completes $15.5 million Private Placement

Morgan Stanley Invests $5 million

Jacksonville, FL, -- May 1, 2006 - a21, Inc. ("a21") (OTCBB: ATWO), a leading online digital content marketplace for creative professionals, announced today the completion of a private placement of $15.5 million of Secured Convertible Notes (“Notes”) with institutional and accredited investors. The Company expects to use the proceeds to repay existing debt, to provide working capital, and for acquisitions and expansion.

The Notes, due March 2011, bear interest at 5% per annum, and are convertible into shares of the Company's common stock at $0.65 per share. In addition, if the 45 day volume weighted average price of the Company’s common stock equals or exceeds $1 per share, the Notes will automatically be converted into a21’s common stock under certain conditions. As part of the transaction, the Company agreed to file a resale registration statement with the Securities and Exchange Commission covering the common stock into which the Notes are convertible within six months.

“We are pleased that this investor group recognizes the progress the Company has made by electing to complete this financing at a premium to the current market price of our common stock,” said Albert H. Pleus, Chairman and CEO of a21. “While about 50% of the Notes were purchased by our existing investors, we have also added some very important new investors to the Company. The financing allows us to improve our capital structure, retire certain outstanding warrants, strengthen our balance sheet, and support the next phase of the Company’s growth.”

The financing was led by StarVest Partners, L.P. and QueeQueg Partners, L.P. which purchased an aggregate of $5 million of the Notes. Morgan Stanley (NYSE: MS) also invested $5 million. Laura B. Sachar, founding partner of StarVest will be nominated for a seat on a21’s Board of Directors at its next annual meeting of stockholders. The Company currently has four outside directors out of eight total directors.

“I am excited about the prospects of a21,” said Ms. Sachar. “We believe in a21’s business plan and look forward to assisting them in achieving their objectives.”

About a21

a21 (www.a21group.com) is a leading online digital content marketplace for the professional creative community. Through SuperStock (www.superstock.com; www.superstock.co.uk and www.purestockx.com) and Ingram Publishing (www.ingrampublishing.com), its most recent acquisition, a21 delivers high quality images and exceptional customer service. a21 and its companies, with offices in New York, Florida, and the United Kingdom, provide a whole new level of image access to photographers, artists, photography agencies and other customers, offering a valuable and viable choice in the stock image industry.

About StarVest Partners, L.P.

StarVest Partners, L.P. (www.starvestpartners.com) is a $150 million New York-based venture capital fund dedicated to working with outstanding entrepreneurs to build world-class software, e-commerce and business services companies.  StarVest provides significant resources with managerial, financial and technical expertise as well as extensive Fortune 1000 contacts.  Limited partners include institutional partners, international institutions and entrepreneurs.  StarVest's portfolio includes NetSuite, Comparison Market, Newgistics and iCrossing among others.

The statements contained in this press release contain certain forward-looking statements, including statements regarding a21, Inc.’s expectations, intentions, strategies and beliefs regarding the future. All statements contained herein are based upon information available to a21, Inc.’s management as of the date hereof and actual results may vary based upon future events, both within and without the control of a21, Inc.’s management.

Investor Relations Contact Dennis Early CEOcast 212.732.4300 dearly@ceocast.com